Exhibit 10.1

AGENCY AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of January, 2005, by and between RX FULFILLMENT SERVICES, INC., having its principal office at 9100 Southwest Freeway, Suite 130A, Houston, Texas 77074 (hereinafter referred to as RXFS) and VipMedRX having its principal office and place of business at 8807 Colesville Rd, Suite 2, Silver Springs, MD 20910 (hereinafter referred to as "AGENCY").

WHEREAS, RXFS desires to engage the services of AGENCY as an independent sales representative on the terms and conditions set forth herein, and AGENCY desires to represent and sell products and services of RXFS on such terms and conditions as set forth below.

NOW THEREFORE, in consideration of the promises and mutual benefits and obligations of the parties, which are hereafter set forth, and the sufficiency of which is hereby expressly acknowledged, it is hereby agreed as follows:

1.

Appointment of Agency.  RXFS hereby appoints AGENCY as its representative, and AGENCY hereby agrees to act for RXFS as its exclusive sales agency for the products and services, described in Exhibit A (“Products and Services”), throughout the Territory, or otherwise defined area (the “Territory”) listed within this Agreement.

1.1.

Territory.  The term “Territory” as used in the Agreement is defined to mean the unique customer set serviced by VMRx and its affiliated entities as identified in Exhibit B.  AGENCY may market in other territories from time to time, which may be included within this agreement, with the written permission of RXFS on a case-by-case basis.

1.2.

1.3.

Exclusivity.  During the term of this Agreement, RXFS will not appoint any other person, firm, or corporations as a distributor, AGENCY, or sales representative for the Products and Services within the Territory except providing for the fact that RXFS has a first right of refusal to market its products and service directly to end users.

2.

Responsibilities of AGENCY.  Within the territory described in Paragraph 1, AGENCY shall:

2.1.

Best Efforts to Market.  AGENCY agrees use its best efforts in marketing RXFS Products and Services as described in Exhibit A which is incorporated herein as though set out verbatim, in the Territory.  In order to develop the full sales potential of the Territory, AGENCY agrees that it will perform at its expense the duties describe in subparagraphs a. through b.

a.

Promotion and Marketing.  AGENCY shall engage in sales promotion activities in the Territory, which promotion activities shall include but not be limited to, prospecting, sales presentations, demonstrations, industry and association convention attendance and distributing printed material supplied by RXFS to current and potential customers.  The Products  and Services will at all times be designated by their current names (as designated by RXFS) and identified as the Products and Services of RXFS being offered for sale through AGENCY as an Independent Sales AGENCY of RXFS.

b.

Coordination.  AGENCY will coordinate its sales efforts with RXFS.  To this end AGENCY will:

(1)

Effectively and promptly follow up leads and referrals supplied by RXFS and keep RXFS informed of the results;

(2)

Inform RXFS of all inquires and bid requests relating to the potential sale of Products and Services;

(3)

Furnish RXFS with copies of all printed materials used by AGENCY which are not supplied by RXFS and in which RXFS or the Products and Services are mentioned, which must be approved in writing in advance by RXFS; and

(4)

Convey to RXFS any information, which may be of value to RXFS that may come to AGENCY’s attention concerning market conditions, competition, pricing, customers, and prospects.

2.2.

Pricing Orders.  AGENCY will adhere to RXFS then current published price lists or special quotations authorized in writing by RXFS in soliciting orders for the Products and Services; and, unless otherwise authorized by RXFS, all prices are subject to change at any time prior to acceptance of an order or contract by RXFS.

2.3.

General Conduct.  AGENCY shall adhere to, cooperate, and comply with RXFS sales policies and programs. AGENCY will at all times conduct its business in a manner that will reflect favorably on RXFS and its Products and Services and will not engage in any deceptive, misleading, illegal or unethical business practice.

a.

Inspection.  RXFS shall have the right upon reasonable notice and during normal business hours to visit AGENCY’s place(s) of business for the purpose of verifying satisfaction by AGENCY of its duties under this Agreement.

2.4.

Competitive Activities.  AGENCY will not act as an AGENCY, employee, or in any other manner for any Product and Services in the Territory, which compete, directly or indirectly with the Products and Services specifically listed in this Agreement.  AGENCY will disclose to RXFS the identities of all Agreements for Products and Services, which it currently represents that may compete, directly or indirectly with RXFS products and services specifically listed in this Agreement.  AGENCY will notify RXFS of contemplated additions to such representations prior to making new commitments.

a.

Additional Product or Service Lines.  If also handling additional product or service lines, to give equal importance, emphasis and time to promoting RXFS products or services.

2.5.

Sales Quotas and Purchase Objectives.  AGENCY shall be expected to maintain a sales volume deemed reasonable for its Territory, to be determined from a monthly sales review conducted by RXFS and AGENCY through the first year of this Agreement.  Within 30 days of the signing of this Agreement, AGENCY and RXFS will conduct a Planning Session to establish definitive Purchase Objectives for this Agreement.  Thereafter these Purchase Objectives will be reviewed and revised as necessary annually.

2.6.

AGENCY Reports.  AGENCY agrees to make periodic reports to RXFS, as reasonably requested by RXFS with respect to sales and potential sales, including available information relating to conditions in the Territory and the financial status of customers and potential customers.  AGENCY also shall report to RXFS such information as is necessary to enable RXFS to supply Products and Services that shall meet customer’s specifications, safety codes and similarly regulations and requirements in the Territory.  AGENCY acknowledges that it is RXFS’S objective to obtain “sole-source negotiated sales” whenever possible.

(1)

Monthly sales tracing report coinciding with the review of Purchase Objectives outlined in Section 2.5 of this Agreement.  This report is to include the following information regarding customers who have received shipments of RXFS Products, delivery of RXFS Services, or are potential customers of RXFS:  name, city, state, zip code; primary contact, phone number, fax number, email address, website, year-to-date sales revenue by product or service, forecasted future sales revenue by product or service, and other information that RXFS may require from time-to-time.

2.7.

AGENCY’s Operations and Expenses.  Except as hereinafter specified, AGENCY shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including but not limited to, the expenses incurred in fulfilling its duties and responsibilities as provided in Paragraph 2; salaries for its personnel; costs and expenses associated with establishing and maintaining its sales organization and offices; advertising and promotion expenses and any and all taxes, duties, tariffs or charges which may be imposed on the AGENCY in the Territory.  Subject to written approval in advance by RXFS in advance for each specific trip, RXFS shall reimburse AGENCY for its actual and reasonable travel, room and board expenses incurred, while performing services under this Agreement in the Territory areas which are outside of the AGENCY’s principal business or residence, provided that AGENCY shall subject reasonable documentation for such expenses.

2.8.

Compliance with the Law.  AGENCY agrees that in rendering services and in carrying out its other duties under this Agreement, it shall neither undertake nor cause or permit to be undertaken any activity which is illegal under the laws of the Territory or of the United States of America.

a.

AGENCY covenants and warrants to RXFS that any fees or commissions paid to or to be paid to AGENCY under this Agreement are for AGENCY’s own account, and that except as appropriate to carry out AGENCY’s duties set forth herein in a legal manner, AGENCY has not, has no obligation to, and shall not, directly or indirectly, give, offer, pay, promise to pay, or authorize the payment of money or thing of value to any other person in connection with the transactions for which commissions hereunder are to be paid.  AGENCY agrees not to take any actions that would cause RXFS to violate any United States, State, and foreign antitrust laws, Medicare and Medicaid Coverage Regulations and Requirements, Safe Harbor Regulations, Anti-Kickback Statutes, Fraud and Abuse Laws.  AGENCY further agrees and warrants that no officer, director, employee, or AGENCY of AGENCY is an official of the Government.

b.

AGENCY understands and agrees that RXFS may comply with any legal provision requiring disclosure, or any request from the United States Government or the Government of the Territory to disclose, by affidavit or AGENCY as well as the identities of AGENCY’s principal and the amount of any payment made or to be made to AGENCY hereunder.

c.

AGENCY covenants and warrants that it shall make and keep books, records, and accounts that, in reasonable detail, accurately and fairly reflect the transactions performed by it hereunder and the dispositions of the commissions paid to AGENCY pursuant to this Agreement.

d.

In the event of a material breach of AGENCY’s representations, warranties, or obligations under this paragraph, this Agreement may be immediately terminated by RXFS.  For the purposes of this paragraph, a material breach of representation, warranty or obligation by AGENCY shall be such failure of compliance or breach of this paragraph as may be determined by the arbitration panel provided for in Paragraph 13 hereof, or as may in the reasonable opinion, rendered after giving AGENCY a full opportunity to present its position as to the relevant law and facts of independent counsel (i.e., counsel not previously having represented RXFS) appointed by RXFS place RXFS  in jeopardy of civil or criminal liability under the laws of the United States or the Territory.

2.9.

Orders.  AGENCY shall submit contracts and/or orders for Products or Services in one of the following manners:

a.

By RXFS Web Site directly to RXFS;

b.

Via the US Postal Mail to the address in this Agreement; or

c.

By Fax to the Fax in this Agreement.

2.10.

Indemnification.  AGENCY will indemnify and hold RXFS harmless from any liabilities or damages that RXFS may suffer by reason of AGENCY’S breach of any representations or warranties made by AGENCY directly to customers or expressly authorized in writing by AGENCY.

3.

Product and Service Pricing.  RXFS has the exclusive right to establish and set all prices and pricing guidelines for its products and services.

3.1.

Payment Terms.  All products and services are sold to customers including all normal, shipping, transportation, insurance and similar charges, which shall be the responsibility of customer.  If shipments are made in installments, each shipment shall be a separate and independent transaction and shall be invoiced by RXFS and payable by customer separately.

S

Exhibit 10.1

3.2.

Proprietary Rights.  All patents and patent applications, trademarks, service marks, copyrights, trade names, and other proprietary rights in and with respect to RXFS Products or Services are and will remain exclusively the property of RXFS.  During the term of this Agreement, AGENCY may indicate that it is an authorized AGENCY of RXFS and may use the trademarks, service marks, logos, symbols, and trade names of RXFS applicable to RXFS Products or Services in connection with AGENCY’s distribution and sale of RXFS Products or Services in the Territory in accordance with the terms of this Agreement.  All use of such trade names, trademarks, logos, and symbols shall be immediately discontinued upon the termination of this Agreement.  AGENCY shall not remove from, alter, or add to any trade name, label, logo, decal, trademark, patent number, or serial number affixed by RXFS to any of RXFS Products.  AGENCY shall not directly or indirectly obtain or attempt to obtain at any time any right, title or interest by registration or otherwise in or to the trade names, trademarks, symbols, or designations owned or used by RXFS.  AGENCY shall notify RXFS of any use of RXFS trademark or trade name, which comes to its attention that may infringe upon RXFS rights and shall cooperate at RXFS expense in any prosecution of such infringement.

4.

COMPENSATION.

4.1.

Commission Payments.  In consideration for the sales and promotion efforts of AGENCY, RXFS will pay AGENCY a commission on all collected revenue from the sales of Products and Services delivered to customers in the Territory if such deliveries are the result of firm orders or sales contracts signed by the customer and RXFS during the term of this Agreement and all commission payments shall survive termination of this Agreement.  Such commission shall be equal to the applicable percentage as set forth below of the net revenues invoiced on sales of the Products in the Territory.  Net revenues for the purpose of determining commissions are the gross sales price of the products and services ordered, sold to, invoiced to, and collected from customers in the AGENCY’s Territory, less contractual discounts, expense charges, shipping charges, and applicable taxes.

RETAIL COMMISSION SCHEDULE:

Pharmaceutical Products
Commission	5.0%

Specialized Dispensing Systems
Commission	5.0%

Durable Medical Equipment
Commission	3.0%

Consultant Pharmacist Services
Commission	0.5%

a.

Eligibility for Commissions After Termination.  Commission payments will survive the termination of this Agreement as follows:

(1)

Contracts and Orders.  RXFS will pay AGENCY commission payments on all collected sales for Products and Services provided under sales contracts executed in the AGENCY’s Territory during the term of this Agreement for the term of the Contract between RXFS and the Customer.

4.2.

Payment. Except as provided herein or otherwise agreed to in writing on an individual order basis, commission payments in respect to Products and Services sold will be due and payable to the AGENCY on or before the 20th day following the end of the calendar month in which RXFS receives payment from the sale of such Products and Services.  Any reduction in commissions, such as may result from a return of products, will be deducted from subsequent commission payments, and any balance not so repaid within 60 days after termination of this Agreement will be repaid by AGENCY in cash upon demand.

4.3.

Advances/Draws. RXFS may advance funds from time-to-time, at its discretion, to the AGENCY for various development and marketing expense.  Any advance of funds paid shall be deducted from the commissions earned or if such commission are insufficient, shall be repaid upon demand by RXFS.

4.4.

Statements and Records.

a.

Each remittance of commissions will be accompanied by a statement, certified to be correct by an officer of RXFS, showing the commissions accrued and adjustments for the preceding calendar quarter and any other information necessary in order for the proper determination of the amount of commissions payable under the terms of this Agreement.

b.

RXFS shall establish and maintain full, true and accurate books and records containing information, which may be necessary for the purpose of showing the commissions payable to the AGENCY.  Such records shall be maintained by RXFS at its principle offices in the United Sates, and said records shall be open at all reasonable times, for a period of (5) years following the end of the calendar quarter to which they pertain, for inspection by an independent public accountant obtained by the AGENCY in order to verify the statements of RXFS and the commissions which shall been remitted to the AGENCY.  Any information obtained as a result of any such inspection shall be maintained in confidence by such public accountant and by the AGENCY and shall be disclosed only to such extent as may be require in order for the AGENCY to enforce its rights to receive commissions as provided in this Agreement.

5.

Duties and Responsibilities of RXFS.  RXFS shall:

6.

6.1.

Support Services.  RXFS will provide the following support services for the benefit of AGENCY: email account, marketing materials, business cards, and other support services that may be deemed necessary from time to time.

6.2.

Pricing Schedule.  Maintain a current Product Pricing Schedule for all standard items and services.

6.3.

Sales and Service Assistance.  Provide sales and technical assistance to AGENCY, including but not limited to providing sales leads for potential customers within the territory who contact RXFS directly.

6.4.

Technical Support.  RXFS will provide technical support to AGENCY on application problems relating to the Products and Services.

6.5.

Sales and Technical Information.  RXFS will provide AGENCY with sales and technical information regarding the Products at RXFS sole expense and in quantities and volume to be established by RXFS.  All such items and material provided by RXFS to AGENCY shall remain the property of RXFS, and shall be returned to RXFS by AGENCY when RXFS so requests, but in no event late that the effective date of termination of this Agreement.

6.6.

Demonstrations and Briefings.  As reasonably requested by AGENCY, RXFS from time to time shall arrange for introductory briefings and demonstrations with respect to the Products and Services, as well as more advanced programs depending on specific Products and Services under consideration and the nature of the promotion, sale and other services to be performed by AGENCY with respect thereto, so as to familiarize AGENCY with the use and applications of the Products and Services and to facilitate AGENCY’s performance of its duties hereunder.  RXFS and AGENCY may consult from time to time and review the nature and content of such briefings and programs to determine whether they are accomplished their purposes and whether improvements can be made thereto. Such briefings and programs may take place at RXFS principal place of business, or may be conducted at the AGENCY’s principal place of business or elsewhere in the Territory, as the parties agree to be most appropriate under the circumstances.  RXFS shall bear the cost of arranging and conducting such programs, including the cost of its personnel, and AGENCY shall likewise bear its own costs and expenses.  Subject to advance written approval by RXFS for each such trip, RXFS will reimburse AGENCY for reasonable travel and living expenses actually incurred in connection with such programs.

S

Exhibit 10.1

6.7.

Technical Assistance.  RXFS shall provide and make available expert personnel and technical assistance, in the manner and at the time RXFS considers appropriate under the circumstances, to follow-up AGENCY’S promotion and sales activities, as described in Paragraph 2.6, and to fulfill customer order or contract requirements.  RXFS shall be solely responsible for the design, development, supply production and performance of its Products and Services, and the performance of its expert personnel and the furnishing of technical assistance.

6.8.

Order Information. RXFS will provide information to AGENCY on price, delivery, scheduling and servicing problems, sales orders, order status, and invoices.

6.9.

Quality of Products and Services.  RXFS will assume all responsibility for the quality and performance of its Products and Services and not hold AGENCY responsible for expenses related to the exchange or return of sub-standard, defective products or refunds to Federal, State and other third party payers resulting from denials, overpayments, billing errors, audits, or prepayment review.

6.10.

Product Limited Warranty.  RXFS warrants that all RXFS Products and Services sold hereunder shall, at the time of shipment to customer, conform to RXFS and/or the manufacturer’s or suppliers standard specifications and shall be free from defects in material and workmanship.

6.11.

Indemnification.  RXFS will indemnify and hold AGENCY harmless from any liabilities or damages that AGENCY may suffer by reason of RXFS breach of any representations or warranties made by RXFS directly to customers or expressly authorized in writing by RXFS.

6.12.

Order Fulfillment.  RXFS shall use its best efforts to meet the delivery dates for Products and Services requested by customers or potential customers in contracts or orders delivered to RXFS and otherwise to fulfill its commitments pursuant to orders and services delivered to and accepted by RXFS hereunder.

7.

Term and Termination.

7.1.

This agreement shall become effective upon its execution and shall continue for one (1) year from the date first above written unless sooner terminated as hereinafter provided.  It shall continue in full force and effect from term to term thereafter unless terminated by either party by 60 days prior written notice to the other party as hereinafter set forth.

7.2.

7.3.

This Agreement may be terminated by either party upon sixty (60) days written notice any time after the first anniversary of this Agreement.

7.4.

7.5.

Cause.  Notwithstanding any above provision, either party may terminate this Agreement at any time upon thirty (30) days written notice for cause; that is, for failure of either party to comply with any of the terms of this Agreement.

7.6.

Rights.  Upon termination, all trade names, patents, designs, drawings, engineering or other data, photographs, samples, demonstration equipment, literature, and sales aids of every kind specific to RXFS, shall remain the property of RXFS, the same items specific to AGENCY shall remain the property of AGENCY and AGENCY or RXFS shall prepare all such in its possession with reasonable promptness for shipment, F.O.B. shipping point, as may be directed by either company.  Neither company shall make or retain copies of any "confidential" information with which it may have been furnished hereunder.

7.7.

Termination for Default.  If either party defaults in the performance of this Agreement, including, but not limited to, failure of AGENCY to meet the Purchase Objectives, the other party may give written notice to the defaulting party specifying the nature and extent of the default and the defaulting party shall have thirty (30) days thereafter to cure such default.  If such default is not cured within the thirty (30) day period, the aggrieved party, by written notice, may declare this Agreement immediately terminated for default.  If during the term of this Agreement either party is adjudged bankrupt or insolvent, makes an assignment for the benefit of its creditors, or has a receiver appointed for it or any of its properties, the other party shall have the right to terminate this Agreement immediately upon written notice to such party.

7.8.

Unfilled Orders.  In the event of, and upon termination of this Agreement, RXFS, at its option, may cancel all unfilled orders of AGENCY for the Products or Services outstanding as of the date on which the termination notice is given.

7.9.

Return of Property.  Upon expiration or termination of this Agreement for any reason, all property, data, and Confidential Information of RXFS in AGENCY’s possession or control shall be returned to RXFS within thirty (30) days.

7.10.

Non-Solicitation.  For a period of one (1) year after the termination of this Agreement, AGENCY shall not solicit any customers and/or clients of RXFS for any products or services specifically provided by RXFS under this Agreement.  RXFS shall be entitled to enforce this clause in any court and/or manner provided for under law, including the right to seek injunctive relief.  AGENCY shall be responsible for all cost and/or damages incurred by RXFS in the enforcement of its rights under this Agreement, including but not limited to, reasonable attorney’s fees.

7.11.

No Additional Remedies.  It is expressly understood and agreed that the rights of termination and non-renewal as provided in this Agreement are absolute and that both parties hereto have considered the making of expenditures in preparing for the performance of this Agreement and possible losses and damages incident and resulting to them in the event of its termination or non-renewal.  Therefore, in agreeing to the terms of this Agreement, including termination and non-renewal herein, it is with full knowledge of such possibilities, and except as provided herein, neither party hereto shall be responsible to the other for compensation, damages, or otherwise by reason of such termination or non-renewal either party hereto shall be free to solicit and sell to any customer accounts without restriction.

8.

Notices.  Any notice to be given hereunder shall be in writing and shall be deemed given when delivered to a courier for overnight or next business day delivery or registered or certified mail, postage prepaid, to the party notified, addressed to such party at its address appearing herein, or such other address as such other party may have substituted by written notice to the other.

9.

Assignment.  AGENCY’s rights obligations under this Agreement are not assignable, in whole or in part, either either voluntarily or by action of law, without the prior written consent of the Company.  Any attempted assignment is in violation of this Agreement and shall be void.

10.

Waiver.  Any waiver, at any time, of any of the terms and conditions of this Agreement, shall not constitute or be deemed a modification, cancellation or waiver of the same or other terms and conditions at any time thereafter.  Additionally, the failure or delay of either party to exercise any right hereunder shall not be deemed to be a waiver of such right, and the delay or failure of either party to terminate this Agreement for breach or default shall not be deemed to be a waiver of the right to do so for that or any subsequent breach or default or for the persistence in a breach or default of a continuing nature.

11.

Entire Agreement.  Other than as specifically referred to herein, this Agreement constitutes the entire Agreement between the parties hereto and cancels and supersedes all previous agreements, either express or implied, between the parties with respect to the subject matter hereof.  Any modifications or amendments to this Agreement must be in writing and signed by both parties hereto.

12.

Force Majeure.  Neither Party shall not be liable for delays in delivery or failure to manufacture or deliver Products or otherwise to perform any obligation due to either party under this Agreement due to any cause beyond RXFS reasonable control, such as an act of God, act of civil or military authority, labor dispute, fire, riot, civil commotion, sabotage, war, embargo, blockage, flood, epidemic, power shortage, or when due to governmental restriction or shortage or delay in delivery of raw materials or components.

13.

Applicable Law.  The parties agree that this Agreement shall be governed by and construed under the internal laws of the State of Texas, as applicable to agreements made and to be performed in such state, without regard to principles of conflicts of law.

S

Exhibit 10.1

14.

Arbitration. Except for actions to protect Proprietary Rights and to enforce an arbitrator's decision hereunder, all disputes, controversies, or claims arising out of or relating to this Agreement or a breach thereof shall be submitted to and finally resolved by arbitration under the rules of the American Arbitration Association ("AAA") then in effect.  There shall be one arbitrator, and such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules.  The arbitration shall take place in Harris County, Texas.  The arbitrator shall apply the laws of the State of Texas to all issues in dispute.  The findings of the arbitrator shall be final and binding on the parties, and may be entered in any court of competent jurisdiction for enforcement.  Legal fees shall be awarded to the prevailing party in the arbitration.

15.

Independent Contractor.  AGENCY is an independent contractor and not an agent or employee of RXFS, and will not hold itself out as, or give any person reason to believe that it is, an agent, partner, joint venturer, or employee of RXFS.  As an independent contractor, AGENCY hall not acknowledge or accept orders on behalf of RXFS or make any representations or warranties of any kind on behalf of RXFS.  AGENCY is not authorized to waive any right or to incur, assume or create any debt, obligation, contract, or release of any kind in the name of or on behalf of RXFS.  AGENCY and its AGENCY’s and employees shall not be entitled to any benefits, privileges, or compensation given or extended by RXFS to RXFS employees.  All sales representatives, other AGENCY’s, and employees of AGENCY shall be deemed AGENCY’s employees exclusively, and the entire management, direction, and control thereof shall be vested exclusively in AGENCY.

16.

Warranties.  By execution of this Agreement, AGENCY represents and warrants to RXFS (RXFS being entitled to rely fully upon such representation) that (i) the individual(s) signing this Agreement has full and complete individual and/or corporate authority to enter into this Agreement, (ii) that the officer(s) executing on behalf of AGENCY is duly empowered to so execute and as of the date of his/her signing, holds in good standing the office indicated and (iii) that AGENCY intends to be legally bound by the terms set forth herein.

17.

Headings.  The paragraph headings contained herein are for convenience only and are not to be construed as part of this Agreement.

In witness whereof, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their duly authorized officers on the date first above written.

SALES AGENCY:

COMPANY:

VipMedRX:

RX FULFILLMENT SERVICES, INC.:

8807 Colesville Rd, Suite 2,

9100 Southwest Freeway, Suite 130A

Silver Springs, MD 20910

Houston, TX 77074

202.528.6262  Phone / 301.565-4349 Facsimile

713.776.8984 Phone/713.988.7034 Facsimile

By

//s// Ernest L. Carter, Jr

By

//s// Daryl K Webster

Ernest L. Carter, Jr., CEO

Daryl K. Webster, CFO

S

Exhibit 10.1

EXHIBIT A.

PRODUCTS AND SERVICES

RXFS provides incentive for sales of the following products and services to long-term care facilities, child or juvenile facilities, prisons, or other closed-door contract sales opportunities:

•

Pharmaceutical Products

•

Specialized Dispensing Systems

•

Durable Medical Equipment

•

Consultant Pharmacist Services

PHARMACEUTICAL PRODUCTS

FDA-approved prescription drugs, including injectable drugs, intravenous admixtures, vaccines, enteral and parenteral nutrition products, generic medications, nonprescription drugs prescribed by an authorized prescriber, and medications compounded for unique patient care needs.

SPECIALIZED DISPENSING SYSTEMS

Numerous residents, multiple medications, and varying schedules - It's no wonder medication passes are the most difficult part of a long-term care-giver's day. RXFS believes that the distribution of medications in long-term care settings must rely on specialized dispensing systems that improve the quality of care by helping guarantee that residents receive the right drugs in the right doses at the right time.  Diverscare believes that Med passes don't have to be time-consuming, tedious, or treacherous.  With the Company’s dispensing system, the pharmacist premeasures doses and packages medications for residents' daily consumption. These doses are then placed in mobile medication carts with compartments that organize each patient's medications. Dosing and packaging are customized to meet the unique needs of individual patients and specific long-term care settings.  This provides the three (3) greatest benefits to long-term care patient/drug interactions:

Increase Efficiency - Pass medications quickly by eliminating time spent setting up med passes. No more fumbling with foil punch cards or pill bottles. RXFS’s simple system organizes each resident's medications so caregivers can quickly dispense the prescribed meds at the correct time.

Eliminate Errors - To protect the facility from medication errors, meds are preloaded in color-coded cassettes. Each color indicates time of day. Cassettes are rotated after each pass for at-a-glance assurance that all meds have been given accurately.

Detect Tampering - RXFS’s cassettes feature tabs that fracture when opened. This ensures any tampering is immediately detected.

RXFS also provides the following dispensing services:

Regular and Emergency (24-hour-a-day) Dispensing - Drug products are delivered at regular intervals daily, and emergency deliveries should take place within two hours of receipt of the medication order.

Return of Unused Products for Credit  -  In states in which the practice is allowed, nursing homes and other long-term care facilities are allowed to return properly packaged unused medications for credit to long-term care pharmacists.

Proper Disposal of Controlled Substances - To prevent abuse, nursing homes are required to track all controlled substances.  The Company assists the homes with this function by making certain that controlled substances are disposed of properly and the disposal is recorded.

S

Exhibit 10.1

DURABLE MEDICAL EQUIPMENT

RXFS provides medical related equipment and supplies for patients to assist them in achieving a better standard of living when dealing with issues related to limited mobility due to illness, injury, or age.  Equipment items supplied include standard care items such as wheelchairs, walkers, or canes, as well as specialized or custom designed wheelchairs or orthopedic devices.  Many other assistive devices are also provided such as reachers, adjustable beds, bedpans, and other items.   The Company also provides devices and tools to help with therapy and rehabilitation due to illness, accident, or injury.

CONSULTANT PHARMACIST SERVICES

Consultant pharmacist services are essential to the Company’s clients. These unique services produce a benefit that assures residents of nursing homes and other long-term care facilities will receive cost-effective optimal drug therapy.  By itself, a drug is not beneficial to a patient; it benefits the patient only when it produces the best possible health outcomes.  Our consultant pharmacist services make certain that this happens by focusing on the patient – not just the drug.  The following is a brief overview of these services:

Drug Regimen Review (DRR). Monthly DRR for every nursing home resident is required by federal law; this is a minimum for the Company’s pharmacists, who routinely practice ongoing monitoring, with interventions when appropriate.  DRR encompasses a range of activities designed to guarantee that patients receive the proper medications at the right time in the correct doses. It is an ongoing and systematic process to assure quality. The RXFS pharmacist begins by collecting information on the resident's medical history, diagnosis, treatments, physician orders, laboratory tests, medication history, diet, and care plan. The resident's complete medical record is examined to determine (a) the appropriateness of the prescribed drugs, (b) potential or actual drug-drug interactions, drug-disease, or drug-food interactions, and (c) the appropriateness of the dosages and the intervals at which the medication is to be taken.

While review of the complete medical record is important to drug regimen review, accurate assessment depends on close contact with the patient. In this way, DRR is truly patient centered. Adverse drug reactions such as confusion, anorexia, and movement disorders are often subtle, and the long-term care pharmacist must visit with the patient to determine the presence and cause of these conditions. Timely visits also alert the long-term care pharmacists to emerging problems that can then be addressed before they fully manifest. This constant vigilance improves the patient's quality of life and ensures cost-effective care.

DRR also succeeds because it is comprehensive and interdisciplinary. It takes into account the entire spectrum of patient care, from diet to exercise to physician orders, because drug therapy affects and is impacted by all of these. Isolated findings may be misleading if not considered in the context of the resident's total care plan.

Interventions Following DRR. Once comprehensive DRR uncovers a potential or actual problem with a resident's therapy, one or more of several interventions by the long-term care pharmacist may be indicated. Alternative AGENCY’s can be substituted for existing medications, drugs can be added or deleted from the regimen, doses can be modified, or therapeutic interchange can occur.

Utilization Management. Like DRR, utilization management encompasses a range of interventions by the long-term care pharmacist that promote high-quality, cost-effective care. All of these interventions rely on long-term care pharmacists' ongoing monitoring of therapeutic outcomes; in other words, every activity moves toward the clinical and quality-of-life goals outlined in the patient's specific care plan. The Company provides the following utilization management programs and strategies:

Formulary development and management. Formularies, which guide utilization of the drugs within certain therapeutic classes, should be required. The formulary, however, should not be simply a list of drugs; rather it should provide guidelines for when a certain drug should be used to treat a certain ailment. The Company’s pharmacists work with physicians on the pharmacy and therapeutics (P and T) committees of nursing homes to develop a formulary based on therapeutic value and cost containment. Without such a formulary, lower cost but therapeutically inappropriate medications could lead to higher drug and other health care costs in the future.

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Exhibit 10.1

Once the formulary is developed, it must be managed. Clear lines of communication between long-term care pharmacists and prescribing physicians allow them to discuss the appropriateness of a certain medication for a particular patient. In some cases, therapeutic interchange should occur. When the physician and the pharmacist determine that a nonformulary drug is best for the patient, a formulary override is typically approved.

Therapeutic interchange follows readily from careful formulary development. Once the therapeutic value of certain medications for the treatment of specific conditions is well established by the institution's P and T committee, cost-effective therapeutic interchange can occur without controversy.

Generic substitution, when appropriate, should be encouraged under the long-term care pharmacy benefit. Generic substitution decreases drug product costs when the long-term care pharmacist recommends replacement of a more costly brand-name medication with a less costly but therapeutically equivalent generic medication.

Drug use evaluation (DUE)/Drug utilization review (DUR) is a systematic ongoing program in which the long-term care pharmacist reviews patterns of drug use in a long-term care facility and then assesses the appropriateness of such patterns against established standards. DUE/DUR helps the long-term care pharmacist identify problems within the long-term care facility.

Disease management draws on long-term care pharmacists' expertise in drug and non-drug interventions. By working with other health professionals, they can help assure conformity to published therapeutic guidelines for the treatment of chronic diseases. This attention to the patient's overall health, not just the effect of drug therapy in isolation, makes the long-term care pharmacist especially valuable in improving the quality of care and preventing costly acute interventions for nursing home residents.

In-service Training Programs -  The Company provides in-service training programs delivered by its long-term care pharmacists. These pharmacists regularly conduct training and education programs for other health professionals to improve drug therapy in the long-term care facility. These programs include training nurses to monitor patient outcomes, identify side effects of medications, and administer residents' drugs properly; discussing drug-food interactions with dietitians; educating staff on the most efficient procedures for handling medications and medication records; and other programs.

Continuous Quality Improvement Programs (CQI)  -  RXFS pharmacists participate in continuous quality improvement programs with the facility.  CQI programs allow pharmacists a vehicle to monitor the complete system of medication delivery to the patient.  By establishing and monitoring indicators of service, they ensure that safe and cost-effective medication ordering, supply, storage, and administration continues.  This prevents medication errors and controls health care costs.

Interdisciplinary Care Planning  -  Interdisciplinary care planning brings health professionals together on a regular basis to discuss the care of individual patients.  The Company’s long-term care pharmacists offer their assessment of residents' drug therapy and therapeutic goals and can learn from physicians, nurses, dietitians, and others about patients' conditions and progress. Interdisciplinary care planning brings the patients' medical records to life; it permits everyone who cares for a specific patient to discuss conditions and behaviors that a medical record alone cannot capture.

Technological Supports and Documentation

The Company currently documents the consultant pharmacist services it performs in the patient's medical record.  As part of this process, the Company and the facility can document certain outcomes.  For example, decreased use of psychoactive medications, when appropriate, has been shown to reduce residents' falls and even mortality.  These documentation mechanisms enhance the ability of its pharmacists to standardize documentation of specific patient outcome measurements to payers.

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Exhibit 10.1

EXHIBIT B.

TERRITORY

The following list is the territory as defined by VMRx and RXFS:

Members of the National Medical Association that utilize VMRx Services

*NetViewMD and its associated web clients

Licensed Medical Professionals contracted to VMRx within the states that VMRx does business.

Additional customers may be added from time to time to this Exhibit.

* Due to the unique nature of this customer, VMRx commission shall be at a rate of 2% versus the normal rates referred to in Section 4.1 of the Agreement.

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